Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROUNDY’S, INC.

a Delaware Corporation

ARTICLE ONE

The name of the corporation is Roundy’s, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is the Corporation Service Company.  The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors.

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.               Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 155,000,000 shares, of which:

150,000,000 shares, par value $0.01 per share, shall be shares of common stock (“Common Stock”); and

5,000,000 shares, par value $0.01 per share, shall be shares of initially undesignated preferred stock (“Preferred Stock”).

Section 2.               Common Stock.  Except as (i) otherwise required by law or (ii) expressly provided in this Second Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers and rights and shall rank equally, share ratably and be identical in all respects as to all matters.

(a)           Dividends.  Subject to the rights of the holders of Preferred Stock and to the other provisions of this Second Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(b)           Voting Rights.  At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall, except as otherwise required by law,  be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation on the record date for that meeting.

(c)           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (c).

(d)           Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e)           Preemptive Rights.  No holder of Common Stock as such shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3.               Preferred Stock.  To the fullest extent permitted by law, the Board of Directors is authorized, subject to limitations prescribed by any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers and rights, designations, powers, preferences, and relative, participating, optional, or other rights, if any, of the shares of each such series, and any qualifications, limitations, or restrictions thereof including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.  Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a separate class. Subject to SECTION 1 of this ARTICLE FOUR, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the Corporation shall take all such actions as are necessary to cause the shares constituting such decrease to resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.               Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.               Number of Directors.  Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

Section 3.               Classes of Directors. Beginning immediately following the Effective Time, the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III.

Section 4.               Election and Term of Office.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors.  The term of office of the initial Class I directors shall expire at the first succeeding annual meeting of stockholders after the Effective Time, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Time.  At the Effective Time, each director then in office shall be designated as a Class I director, Class II director or Class III director by resolution adopted by the affirmative vote of a majority of the directors then in office.  At each annual meeting of stockholders, directors elected to succeed those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified.  Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Nothing in this Second Amended and Restated Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall so provide.

Section 5.               Newly-Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by the Board of Directors (and not by stockholders), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.  A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified.  A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6.               Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, a director may be removed from office only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 7.               Bylaws.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Amended and Restated Bylaws.  The affirmative vote of a majority of the directors then in office shall be required to adopt, amend, alter or repeal the Corporation’s Amended and Restated Bylaws.  The Corporation’s Amended and Restated Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provisions of the Amended and Restated Bylaws of the Corporation.

Section 8.               Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Amended and Restated Bylaws of the Corporation.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to the time of such repeal or modification.

ARTICLE EIGHT

Subject to the rights of the holders of any series of Preferred Stock, the stockholders of the Corporation must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that, notwithstanding the foregoing, the stockholders of the Corporation may take an action by written consent in lieu of a meeting if such action is authorized by the Board of Directors by a resolution adopted by the unanimous vote of the directors at a meeting at which a quorum of directors is present or by unanimous written consent of the directors.  Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or pursuant to a resolution adopted by a majority of the total number of directors then in office.

ARTICLE NINE

Section 1.               Fund Persons.  In recognition and anticipation that: (i) Willis Stein & Partners III, L.P., a Delaware limited partnership (“WSP III”), Willis Stein & Partners III-C, L.P. (“WSP III-C”), a Delaware limited partnership, Willis Stein & Partners Dutch III-A, L.P., a Delaware limited partnership (“Dutch A”), and Willis Stein & Partners Dutch III-B, L.P., a Delaware limited partnership (“Dutch B”), and each of their affiliated investment funds (collectively, the “Funds”), are investment funds, the purpose of which is to make investments in multiple business enterprises, (ii) the respective partners, principals, directors, officers, members, managers and/or employees of each of the Funds or of their general partners or affiliates thereof (such persons, “Fund Persons”) may serve as directors and/or officers of the Corporation, and (iii) the Funds or the Fund Persons may from time to time become aware of and may invest in or have interests in other concerns that engage in similar activities or related lines of business as those in which the Corporation may engage and/or other business activities that overlap with or may compete with those in which the Corporation may engage, the provisions of this ARTICLE NINE are set forth.

Section 2.               Competition and Corporate Opportunities.  To the fullest extent permitted by Section 122 of the Delaware General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any director or officer of the Corporation who is a Fund Person.  Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any such Fund Person or any of his or her affiliates, and no such Fund Person or any of his or her affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities.  Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any such Fund Person to permit himself or herself or one of his or her affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation.  None of the Funds nor any Fund Person shall have any duty to refrain from engaging directly or indirectly in business activities or lines of business competitive with the Corporation’s.  In the event that any Fund Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for any Fund or any such Fund Person and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and neither such Fund Person nor any Fund with whom such Fund Person is associated shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person.

Section 3.               Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or legally able to undertake or is contractually prohibited from undertaking, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.               Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of ARTICLE SIX, SEVEN, EIGHT, ARTICLE NINE, ARTICLE TEN or ELEVEN of this Second Amended and Restated Certificate of Incorporation.

ARTICLE ELEVEN

Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall and shall, be deemed to, have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

The Corporation expressly elects to be governed by Section 203 of the DGCL.

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